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Maggie Morris	Linda Megathlin
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mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•	Fourth quarter 2011 net revenue was $453.4 million, an increase of 16.9% from the fourth quarter 2010 net revenue of $387.8 million.

•
Fourth quarter 2011 Adjusted net income[1] was $82.0 million, or $0.45 per diluted share, an increase of 1.7% versus fourth quarter 2010 Adjusted net income[1] of $80.6 million, or $0.45 per diluted share.

•	Fourth quarter 2011 net income was $24.4 million, or $0.13 per diluted share, versus fourth quarter 2010 net income of $68.6 million, or $0.38 per diluted share.

•	Full year 2011 net revenue was $1.827 billion, an increase of 18.6% from 2010 net revenue of $1.540 billion.

•	Full year Adjusted Net Income was $355.5 million, or $1.96 per diluted share, an increase of 16.0% from 2010 Adjusted net income of $306.4 million, or $1.77 per diluted share.

•	Full year 2011 and 2010 net income was $6.5 million and $130.1 million, respectively.

•	Both 2011 net revenue and Adjusted net income[1] represent record levels for the company.

Almelo, the Netherlands – February 1, 2012 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2011.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2011

Net revenue for the fourth quarter 2011 was $453.4 million, an increase of $65.5 million, or 16.9%, from net revenue for the fourth quarter 2010 of $387.8 million. Net income for the fourth quarter 2011 was $24.4 million, or $0.13 per diluted share. This compares to net income for the fourth quarter 2010 of $68.6 million, or $0.38 per diluted share. Adjusted net income1 for the fourth quarter 2011 was $82.0 million, or $0.45 per diluted share, which was 18.1% of net revenue. This compares to Adjusted net income1 for the fourth quarter 2010 of $80.6 million, or $0.45 per diluted share, which was 20.8% of net revenue.

Net revenue for the full year ended December 31, 2011 was $1,826.9 million, an increase of $286.9 million, or 18.6%, from $1,540.1 million for the same time period in 2010. Net income for the full year ended December 31, 2011 was $6.5 million, or $0.04 per diluted share. This compares to net income for the full year ended December 31, 2010 of $130.1 million, or $0.75 per diluted share. Adjusted net income1 for the full year ended December 31, 2011 was $355.5 million, or $1.96 per diluted share, which was 19.5% of net revenue. This compares to Adjusted net income1 for the full year ended December 31, 2010 of $306.4 million, or $1.77 per diluted share, which was 19.9% of net revenue.

Tom Wroe, Chairman and Chief Executive Officer, said, "The fourth quarter was a challenging quarter given the continued volatility and uncertainty in the macro-economic environment. However, we are pleased that we were able to close the quarter slightly ahead of our revised estimate and today, are reporting net revenues for the full-year up 19 percent over 2010. While certainly not immune from macro-economic forces, we continue to be confident in our growth strategy and the pillars of our long-term financial model.”

The Company spent $26.6 million, or 5.9% of net revenue, on research, development and engineering related costs in the fourth quarter of 2011. These costs reside in both the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company’s ending cash balance at December 31, 2011 was $92.1 million. During the fourth quarter, the Company generated cash of $83.5 million from operations, used cash of $33.2 million for investing activities and used cash of $36.0 million for financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 63.7 days at the end of the fourth quarter compared to 56.2 days at September 30, 2011.

The Company recorded an income tax provision of $8.1 million for the fourth quarter 2011. Approximately $3.2 million of the provision, or 2.9% of Adjusted EBIT, related to taxes that are payable in cash and approximately $5.0 million related to deferred income tax expense and other income tax expense.

The Company’s total indebtedness at December 31, 2011 was $1.84 billion. The Company’s Net debt2 was $1.74 billion resulting in a Pro Forma Net leverage ratio2 of 3.3X.

Robert Hureau, Chief Financial Officer, said, "During the fourth quarter, we launched a series of restructuring initiatives aimed at preserving our earnings indices.  We expect these actions combined with our low cash tax rate, low capital expenditure requirements and improvements in working capital will contribute to a significant increase in free cash flow during 2012.”

Segment Performance

Sensors net revenue, which represents 75.0% of total net revenue, was $340.0 million for the fourth quarter. Sensors net revenue increased $87.2 million, or 34.5%, compared to the fourth quarter 2010 net revenue of $252.9 million. The Sensors profit from operations was $96.9 million, or 28.5% of Sensors net revenue. Excluding the results of acquired businesses, the Sensors profit from operations would have been 32.1% of Sensors net revenue.

For the full year ended December 31, 2011, Sensors net revenue was $1,292.8 million. Sensors net revenue increased $323.2 million, or 33.3%, compared to the full year ended December 31, 2010 of $969.6 million. Sensors profit from operations for the full year ended December 31, 2011 was $389.9 million, or 30.2% of Sensors net revenue. Excluding the results of acquired businesses, the Sensors profit from operations would have been 32.9% of Sensors net revenue.

Controls net revenue, which represents 25.0% of total net revenue, was $113.3 million for the fourth quarter. Controls net revenue decreased $21.7 million, or 16.1%, compared to the fourth quarter 2010 net revenue of $135.0 million. The Controls business profit from operations was $31.8 million, or 28.1% of Controls net revenue.

For the full year ended December 31, 2011, Controls net revenue was $534.1 million. Controls net revenue decreased $36.3 million, or 6.4% compared to the full year ended December 31, 2010 of $570.5 million. Controls profit from operations for the full year ended December 31, 2011 was $175.8 million, or 32.9% of Controls net revenue.

Guidance

For the full year 2012, the Company anticipates net revenue of $1.95 to $2.05 billion which, at the midpoint, represents growth of 9.5% compared to the full year 2011 net revenue of $1.83 billion. The Company also expects to achieve earnings per diluted share calculated in accordance with generally accepted accounting principles (“GAAP”) of $0.79 to $1.00 for the full year 2012. In addition, the Company expects Adjusted Net Income1 of $366 to $403 million, or $2.00 to $2.20 per diluted share for the full year 2012. This guidance assumes a diluted share count of 183.0 million for the full year 2012.

The Company anticipates net revenue of $470 million to $490 million for the first quarter 2012, which, at the midpoint, represents growth of 8.1% compared to the first quarter 2011 net revenue of $444.2 million. The Company also expects to achieve earnings per diluted share calculated in accordance with GAAP of $0.14 to $0.19 in the first quarter of 2012. In addition, the Company expects Adjusted net income1 of $81 million to $89 million, or $0.45 to $0.49 per diluted share, for the first quarter 2012. This guidance assumes a diluted share count of 181.5 million for the first quarter of 2012.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income.

2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The Pro Forma Net leverage ratio represents net debt divided by Pro Forma Adjusted EBITDA for the last twelve months. Pro Forma Adjusted EBITDA assumes the acquired Magnetic Speed and Position and High Temperature Sensing businesses had been in the results for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its fourth quarter and full year ended December 31, 2011. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 44575056. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 44575056. A replay of the call will be available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business.  Such forward-looking statements include, among other things, the Company’s anticipated results for the first quarter and full year of 2012.  Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; adverse developments in the automotive industry; the impact of efforts in Japan and Thailand to recover from the natural disasters; integration of acquired companies; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; fundamental changes in the industries in which the Company operates; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended

	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Revenue	$453,365	$387,842	$1,826,945	$1,540,079
Operating costs and expenses:
Cost of revenue	298,562	236,051	1,166,842	948,070
Research and development	11,503	7,411	44,597	24,664
Selling, general and administrative	34,833	38,610	164,790	194,106
Amortization of intangible assets & capitalized software	36,628	36,205	141,575	144,514
Restructuring	12,182	(334)	15,012	(138)
Total operating costs and expenses	393,708	317,943	1,532,816	1,311,216
Profit from operations	59,657	69,899	294,129	228,863
Interest expense	(25,672)	(23,598)	(99,557)	(105,416)
Interest income	77	386	813	1,020
Currency translation (loss) / gain and other, net	(1,535)	24,863	(120,050)	45,388
Income before taxes	32,527	71,550	75,335	169,855
Provision for income taxes	8,148	2,940	68,861	39,805
Net income	$24,379	$68,610	$6,474	$130,050

Net income per share:
Basic	$0.14	$0.40	$0.04	$0.78
Diluted	$0.13	$0.38	$0.04	$0.75

Weighted-average ordinary shares outstanding:
Basic	176,356	172,745	175,307	166,278
Diluted	181,288	179,830	181,212	172,946

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$92,127	$493,662
Accounts receivable, net of allowances	261,425	198,245
Inventories	197,542	140,949
Deferred income tax assets	9,989	6,566
Prepaid expenses and other current assets	32,083	25,006
Total current assets	593,166	864,428
Property, plant and equipment, net	339,934	231,535
Goodwill	1,746,821	1,528,954
Other intangible assets, net	737,560	723,144
Deferred income tax assets	4,086	4,526
Deferred financing costs	26,477	25,742
Other assets	8,607	9,668
Total assets	$3,456,651	$3,387,997

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$13,741	$16,779
Accounts payable	155,346	132,828
Income taxes payable	6,012	6,855
Accrued expenses and other current liabilities	100,674	94,030
Deferred income tax liabilities	3,479	4,608
Total current liabilities	279,252	255,100
Deferred income tax liabilities	262,091	179,089
Pension and post-retirement benefit obligations	22,287	43,021
Capital lease and other financing obligations, less current portion	43,478	39,544
Long-term debt, net of discount, less current portion	1,778,491	1,833,370
Other long-term liabilities	26,101	30,092
Total liabilities	2,411,700	2,380,216
Total shareholders’ equity	1,044,951	1,007,781
Total liabilities and shareholders’ equity	$3,456,651	$3,387,997

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net income	$6,474	$130,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	44,373	38,628
Amortization of deferred financing costs and original issue discounts	6,925	8,564
Currency translation loss / (gain) on debt	60,106	(72,816)
Loss on repurchase of debt	44,014	23,474
Share-based compensation	8,012	25,421
Amortization of inventory step-up to fair value	1,725	-
Amortization of intangible assets and capitalized software	141,575	144,514
(Gain) / loss on disposition of assets	(8)	119
Write-down of assets held-for-sale	2,503	-
Deferred income taxes	48,662	24,267
Decrease from changes in operating assets and liabilities, net of effects of acquisitions	(58,494)	(22,175)
Net cash provided by operating activities	305,867	300,046

Cash flows from investing activities:
Acquisition of Magnetic Speed and Position, net of cash received	(145,331)	-
Acquisition of High Temperature Sensing, net of cash received	(319,920)	-
Additions to property, plant and equipment and capitalized software	(89,807)	(52,912)
Proceeds from sale of assets	600	364
Net cash used in investing activities	(554,458)	(52,548)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	176	433,539
Proceeds from exercise of stock options	19,915	21,855
Proceeds from the issuance of debt	1,794,500	-
Payments of debt issuance costs	(34,500)	-
Payments on debt	(1,933,035)	(357,698)
Net cash (used in) / provided by financing activities	(152,944)	97,696
Net change in cash and cash equivalents	(401,535)	345,194
Cash and cash equivalents, beginning of period	493,662	148,468
Cash and cash equivalents, end of period	$92,127	$493,662

Net Revenue by Geography and End Market

(% to total net revenue)	Three months ended December 31
	2011	2010
Americas	35.7%	39.2%
Europe	31.7%	26.2%
Asia	32.6%	34.6%
Total	100.0%	100.0%

(% to total net revenue)	Three months ended December 31
	2011	2010
European automotive	28.2%	22.0%
North American automotive	16.4%	16.1%
Asia automotive	22.1%	18.1%
Rest of world automotive	0.7%	1.0%
Heavy vehicle off-road	7.0%	7.1%
Appliance and heating, ventilation and air-conditioning	7.9%	11.8%
Industrial	8.8%	12.0%
All other	8.9%	11.9%
Total	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before costs related to our initial public offering, costs associated with our debt refinancing, loss / (gain) on currency translation on debt and unrealized loss / (gain) on other hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, amortization of inventory step-up to fair value, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring costs, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the table below which reconciles Net income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income to Adjusted net income for the fourth quarter and full year ended December 31, 2011 and 2010.

($ in 000s)	Three months ended December 31		Full year ended December 31
	2011	2010	2011	2010
Net income	$24,379	$68,610	$6,474	$130,050
IPO related costs	-	-	-	66,772
Debt refinancing costs	-	-	44,014	-
Loss / (gain) on currency translation on debt and unrealized (gain)/loss on other hedges	2,082	(24,011)	91,033	(74,010)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	37,272	35,904	142,924	145,184
Amortization of inventory step-up to fair value	-	-	1,725	-
Deferred income tax and other tax expense	4,992	(1,999)	50,703	29,847
Amortization of deferred financing costs	1,532	2,052	6,925	8,564
Restructuring	11,694	-	11,694	-
Total adjustments	$57,572	$11,946	$349,018	$176,357
Adjusted net income	$81,951	$80,556	$355,492	$306,407
Weighted average diluted shares outstanding used in Adjusted net income per share calculation	181,288	179,830	181,212	172,946
Adjusted net income per share	$0.45	$0.45	$1.96	$1.77

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $155 and $568 for the three months and full year ended December 31, 2011, respectively; and Restructuring: $342 for the three months and full year ended December 31, 2011.

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income to Adjusted net income were recorded for the fourth quarter and full year ended December 31, 2011 and 2010.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2011	2010	2011	2010
Cost of revenue	$1,110	$143	$4,855	$2,102
Selling, general and administrative	-	-	596	43,300
Amortization of intangible assets and capitalized software	36,162	35,761	139,794	143,082
Restructuring	11,694	-	11,694	-
Interest expense	1,532	2,052	6,925	8,564
Currency translation loss / (gain) and other, net	2,082	(24,011)	135,047	(45,317)
Provision for income taxes	4,992	(1,999)	50,107	24,626
Total adjustments	$57,572	$11,946	$349,018	$176,357

The following unaudited table reconciles the Company’s Projected GAAP earnings per share to projected Adjusted net income per diluted share for the first quarter and full year ended December 31, 2012. The amounts in the tables below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2012		Full year ended December 31, 2012
	Low End	High End	Low End	High End
Projected GAAP earnings per diluted share	$0.14	$0.19	$0.79	$1.00
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.20	0.20	0.80	0.80
Deferred income tax and other tax expense	0.09	0.09	0.34	0.34
Amortization of deferred financing costs	0.01	0.01	0.03	0.03
Restructuring	0.01	0.01	0.04	0.04
Projected Adjusted net income per diluted share	$0.45	$0.49	$2.00	$2.20
Weighted average diluted shares outstanding used in Adjusted net income per share calculation	181,500	181,500	183,000	183,000

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended September 30, 2011. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained. Actual results could differ from those estimates. Certain prior periods have been reclassified to conform to current period presentation.